Exhibit (j)
PricewaterhouseCoopers [LOGO]

                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information constituting the Post-Effective Amendment No. 7 to the Registration Statement on Form N-1A (the "Registration Statement") of Scudder Pathway Series comprised of Conservative Portfolio, Balanced Portfolio, and Growth Portfolio, of our report dated October 12, 1999, on the financial statements and financial highlights appearing in the August 31, 1999 Annual Report to the Shareholders of Scudder Pathway Series, which is also incorporated by reference into the Registration Statement. We further consent to the references to our Firm under the heading "Financial Highlights," in the Prospectus and "Experts" in the Statement of Additional Information.






/s/PricewaterhouseCoopers, LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
December 22, 1999